Exhibit 99


                                                  DIANE WUYCHECK
                                                  (412) 553-5911

                                                  JULY 31, 1997



                    ERI CHIEF FINANCIAL OFFICER ACCEPTS NEW POST

PITTSBURGH -- A. Mark Abramovic, senior vice president and chief financial officer (CFO) of Equitable Resources, Inc. (ERI), has accepted a similar position with NUI Corporation of New Jersey and will resign his current position at ERI, effective August 29, 1997. Mr. Abramovic's decision to leave ERI follows several months of discussions with NUI and is one he came to prior to the July 17 announcement that the Company's chief executive officer elected early retirement.

      The Board of Directors' search committee is currently in the process of selecting a new chief executive officer for the company. ERI's chief executive officer for the interim period is its former Chairman and CEO Donald I. Moritz who stated, "Mark Abramovic has been an important contributor to ERI's successful entry into the non-regulated energy services business during the past few years. In addition, he has been instrumental in strengthening ERI's financial picture during a time of significant changes in our company and throughout the industry," Moritz added.

      Abramovic, 48, joined ERI in November 1993 as assistant to the president and was elected chief financial officer in 1995. Abramovic said, "My decision to leave ERI has been a difficult one. Preparing a company for the deregulated marketplace has been a rewarding experience and I feel confident that ERI will succeed as it fully implements its growth strategy."

      Equitable Resources is a fully-integrated energy exploration, distribution and marketing company. It offers customized energy (natural gas, natural gas liquids, crude oil and electricity) solutions to wholesale and retail customers with innovative products and services from its primary business segments -- ERI Supply & Logistics, ERI Utilities and ERI Services. ERI has operations and customers throughout the United States.

      Equitable Resources, Inc. is traded under the ticker symbol,  "EQT."

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